UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2013

OCTAGON 88 RESOURCES, INC.
Exact name of registrant as specified in its charter

Nevada	000-53560	26-2793743
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Zeglistrasse 30, Englberg, Switzerland	6390
(Address of principal executive offices)	(Zip Code)

41-799-184471
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1. – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement.

On January 22, 2013 and January 24, 2013 respectively, Octagon 88 Resources, Inc. (the “Company”) entered into two agreements whereby they will acquire additional assets for the Company.

On January 22, 2013, the Company entered into an acquisition of mineral rights agreement with Zentrum Energie Trust AG (“Zentrum”) ( the “Mineral Rights Agreement”). Under the terms of the Mineral Rights Agreement the Company will acquire the Mineral Rights known as the Trout Properties.  The Trout Properties are comprised of certain oil and gas leases as detailed below:

Section 9 -89 R3W5	Alberta Crown P&NG Expiry: August, 2016

Sections 3,4,5 89R3W5	Alberta Crown Oil Sands Development Lease No. 7408100382 Expiry: July, 2017

The Mineral Rights Agreement contains the following terms, amongst others:

•	An 8% Royalty of Gross Monthly Production to be paid to Zentrum;
•
On or before December 31, 2013, the Company shall have drilled a minimum of one (1) Exploration Well  to Contract Depth at locations to be provided by Zentrum and agreed to by the Company on Section 9 89 R3W5 of the Trout Property.

•
On or before June 30, 2014, unless otherwise mutually agreed to, the Company shall perform a 3D seismic program on Sections 4,5, 6 89 R3W5 of the Trout Property. A copy and rights to the seismic data shall be provided to the Vendor within 60 days of the completion of the project;

•
On or before December 31, 2014, unless otherwise mutually agreed to, the Company shall have drilled a minimum of one (1) Exploration Well at a location to be mutually determined based on the 3D seismic above;

•	Any default in the terms above will terminate the Mineral Rights Agreement and the Company shall return the Trout Property to Zentrum.

This transaction is expected to close on or before January 31, 2013.  A copy of the Mineral Rights Agreement is appended as an exhibit to this filing.

Feliciano Tighe, our President, Chief Executive Officer (Principal Executive Officer), Secretary, Treasurer and Director of the Company is a consultant with Zentrum. Mr. Tighe abstained from voting on the Mineral Rights Agreement.  Zentrum is currently the controlling shareholder of the Company making this acquisition a related party transaction.

On January 24, 2013, the Company entered into a share purchase agreement with three independent shareholders whereby the Company will acquire 1,410,000 common shares in the capital stock of CEC North Star Energy Ltd. (“Northstar”) (the “Agreement”).

Under the terms of the Agreement, the Company is required to issue a total of 5,310,000 shares of the Company’s common stock at a deemed price of $5.65 per share in exchange for the 1,410,000 common shares of Northstar.   The Company currently holds 22% of the shares of North Star prior to this acquisition which will take the Company’s interest in North Star to approximately 32% of North Star.

The Company intends to close this transaction on or before January 31, 2013.

North Star is Calgary based with a fully equipped management team, comprised of experts in Engineering, Geology, Project Management and Oil and Gas accounting. Through a series of recent stock-based acquisitions, North Star has built a significant and diversified portfolio of oil development properties in Northwestern Alberta, Canada. Its portfolio of assets contains conventional light sweet oil developments with proven reserves and unconventional long-term heavy oil assets.

North Star owns a 100% working interest in 16,000 acres of conventional heavy oil leases. In addition North Star owns 23,040 acres of oil sands leases targeting the Bluesky/Gething formation. North Star also owns 30,080 acres targeting the Elkton/Debolt Carbonates – a long term large scale development project with planned SAGD or SV-SAGD recovery technology.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description
10.1	Mineral Rights Agreement between the Company and Zentrum Energie Trust AG dated January 22, 2013	Filed herewith
10.2	Share Purchase Agreement between the Company and various Vendors dated January 24, 2013	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OCTAGON 88 RESOURCES, INC.

Dated: January 29, 2013	By:	/s/ Feliciano Tighe
	Name:	Feliciano Tighe
`	Title:	Chief Executive Officer, President, Secretary, Treasurer, and Director